    Exhibit 99.1
8x8, Inc. Reports Fourth Quarter and Fiscal Year 2025 Financial Results
Fourth quarter service revenue of $172 million and total revenue of $177 million
Fiscal year 2025 service revenue of $693 million and total revenue of $715 million
2025 Cash flow from operations of $64 million
CAMPBELL, CA. - May 19, 2025 - 8x8, Inc. (NASDAQ: EGHT), the industry's most integrated Platform for CX provider that combines Contact Center, Unified Communication, and Communications APIs, today reported financial results for the fourth quarter and fiscal year 2025 ended March 31, 2025.
"Our results in the fourth quarter and fiscal 2025 reflect multiple transitions as we build a foundation for durable growth and profitability. Reported service revenue declined 1% in the fourth quarter due to a decline in revenue from former Fuze customers. Excluding revenue from former Fuze customers, 8x8 service revenue growth accelerated to nearly 5% year-over-year. We are making progress upgrading the remaining customers on the Fuze service platform, and expect to complete all upgrades by the end of calendar year 2025," said Samuel Wilson, Chief Executive Officer at 8x8, Inc.
"As we continue to demonstrate our capacity to deliver exceptional customer outcomes, our star is beginning to rise. We remain deeply focused on disciplined execution and maintaining our commitment to long-term, sustainable growth. We are building the expert delivery system that allows UCaaS, CCaaS, messaging, security, payments and much more, to work seamlessly together. As we look ahead, the momentum guided by our platform differentiation, our AI-driven capabilities, and our partner-led sales strategy positions us confidently on a path to durable, profitable expansion into fiscal 2028 and beyond," Wilson added.
Fiscal Year 2025 Financial Results:
•Total revenue decreased 2% to $715.1 million, compared to $728.7 million in fiscal 2024.
•Service revenue decreased 1% to $692.9 million, compared to $700.6 million in fiscal 2024.
•GAAP operating income was $15.2 million, an increase of 155% compared to GAAP operating loss of $27.6 million in fiscal 2024.
•Non-GAAP operating profit was $78.4 million, a decrease of 17% compared to non-GAAP operating profit of $94.7 million in fiscal 2024.
•GAAP net loss was $27.2 million, compared to GAAP net loss of $67.6 million in fiscal 2024.
•Non-GAAP net income was $48.3 million, compared to non-GAAP net income of $58.0 million in fiscal 2024.
•Adjusted EBITDA was $98.6 million, a decrease of 19% compared to Adjusted EBITDA of $121.0 million in fiscal 2024.
Fourth Quarter Fiscal 2025 Financial Results:
•Total revenue of $177.0 million, compared to $179.4 million in the fourth quarter of fiscal 2024.
•Service revenue of $171.6 million, compared to $172.5 million in the fourth quarter of fiscal 2024.
•GAAP operating income was $0.4 million, compared to GAAP operating loss of $14.2 million in the fourth quarter of fiscal 2024.
•Non-GAAP operating profit was $17.7 million, compared to non-GAAP operating profit of $20.3 million in the fourth quarter of fiscal 2024.
•GAAP net loss was $5.4 million, compared to GAAP net loss of $23.6 million in the fourth quarter of fiscal 2024.
•Non-GAAP net income was $11.3 million, compared to non-GAAP net income of $10.6 million in the fourth quarter of fiscal 2024.
•Adjusted EBITDA was $22.2 million, compared to Adjusted EBITDA of $26.0 million in the fourth quarter of fiscal 2024.
Fourth Quarter Fiscal 2025 Financial Metrics and Recent Business Highlights
Financial and Operating Metrics:
•GAAP gross margin was 68%, flat compared to the same period last year. Non-GAAP gross margin was 69%, compared to 71% in the same period last year.
•GAAP service revenue gross margin was 71%, compared to 72% in the same period last year. Non-GAAP service revenue gross margin was 72%, compared to 74% in the same period last year.
•Cash provided by operating activities was $5.9 million for the fourth quarter of fiscal 2025, compared to $12.7 million in the same period last year.

•Cash, cash equivalents, restricted cash and investments were $89.3 million on March 31, 2025, compared to $117.8 million on March 31, 2024. The cash, cash equivalents, restricted cash and investments balance on March 31, 2025 reflects principal payments of $73.0 million on the Term Loan during fiscal 2025.
•Total principal amount of debt outstanding on March 31, 2025 was $353.9 million, compared to $426.9 million at the end of fiscal 2024.
A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures and other information relating to non-GAAP measures is included in the supplemental reconciliation at the end of this release.
Recent Business Highlights:
Product Innovation Highlights
New AI-powered features across the 8x8 Platform for CX that empower organizations to elevate engagement, streamline operations, and deliver exceptional experiences for both customers and employees include:
•8x8 AI Orchestrator allows organizations to create seamless decision flows and orchestration across multiple bots and vendor solutions to supercharge their digital transformation and future-proof AI investments.
•8x8 JourneyIQ, powered by the 8x8 Customer Interaction Data Initiative, gives businesses the ability to seamlessly track, predict, and optimize every step of the customer journey across all channels, departments, and touchpoints.
•Custom dictionary allows administrators to build tailored dictionaries in the 8x8 Admin Console, improving transcription precision by teaching the system industry-specific terms, proper names and business-specific jargon.
•AI chat summarization starts from any point in a chat – including the last 24 hours and unread messages – which is helpful for catching up quickly in long threads with multiple participants.
•AI-powered composing directly in chat drafts polished messages in seconds and allows users to choose from tone presets such as professional, casual, empathetic, expanded, or concise for fast, on-brand communication.
•8x8 AI Agent Boost, embedded directly within 8x8 Agent Workspace, delivers contextual, AI-powered support to contact center agents in real time – improving response accuracy, streamlining workflows, and boosting performance.
•8x8 Engage and 8x8 Conversation IQ deliver deeper insights from every conversation, including sentiment analysis, talk-time breakdowns, and keyword/topic tracking, which are automatically extracted from recordings or call logs for expanded post-call intelligence.
Additional CX-driven innovations include:
•RCS for Business Messaging (RBM) via 8x8 Communication APIs allows secure, branded interactions with customers, unlocking advanced in-bound and out-bound messaging capabilities for more engaging experiences.
•RBM with 8x8 Contact Center drives rich, two-way omnichannel communication with hyper-personalized customer experiences via native RCS. Organizations can now seamlessly connect with customers where they are and transition to an agent in the contact center as needed – with dynamic, trusted messaging across their preferred channels.
•Expanded availability for digital channels with 8x8 Engage include video and SMS interactions available now with support for Viber, WhatsApp, and email, with support for RBM coming shortly, so that 8x8 Engage empowers every employee – not just contact center agents – to flexibly engage customers on the channel of their choice.
Industry Recognition
•Recognized as a Strong Performer in The Forrester Wave™: Contact-Center-As-A-Service Platforms, Q2 2025 report.
•8x8 named a Leader and Fast Mover in the GigaOm Radar™: CCaaS Solutions report.
•Ranked 728 in Newsweek’s annual rankings for the Excellence 1000 Index.
•Awarded 43 badges in the G2 Spring 2025 Awards, including Enterprise Leader, Easiest To Do Business With Enterprise, and Momentum Leader, among others.
•Received 5-Star Award in the 2025 CRN Partner Program Guide.
•CRN named Michelle Paitich, Global Vice President, Channel Sales, to the prestigious 2025 CRN® Channel Chiefs list.
•Named in the Communications category of the Singapore Business Review (SBR) International Business Awards 2025 for its communication APIs platform.
•Awarded Gold Stevie® Award in the Customer Service Team of the Year category and a Silver Stevie® Award in the Technology Team of the Year in the 23rd Annual American Business Awards.

First Quarter and Fiscal 2026 Financial Outlook
Management provides expected ranges for total revenue, service revenue and non-GAAP operating margin based on its evaluation of the current business environment. The Company emphasizes that these expectations are subject to various important cautionary factors referenced in the section entitled "Forward-Looking Statements" below.
First Quarter Fiscal 2026 Ending June 30, 2025
•Service revenue in the range of $170 million to $175 million.
•Total revenue in the range of $175 million to $182 million.
•Non-GAAP operating margin in the range of 9.0% to 9.5%.
•Non-GAAP net income per share, diluted between $0.07 and $0.09, based on a fully-diluted weighted average share count of approximately 141 million shares.
•Cash flow from operations between $5 million and $6 million.
Fiscal Year 2026 Ending March 31, 2026
•Service revenue in the range of $682 million to $702 million.
•Total revenue in the range of $702 million to $724 million.
•Non-GAAP operating margin in the range of 9.0% to 10.0%.
•Non-GAAP net income per share, diluted between $0.34 and $0.37, based on a fully-diluted weighted average share count of approximately 144 million shares.
•Cash flow from operations between $40 million and $50 million.
The Company does not reconcile its forward-looking estimates of non-GAAP operating margin to the corresponding GAAP measure of GAAP operating margin or non-GAAP net income per share, basic and diluted, to the corresponding GAAP measure of GAAP net income (loss) per share due to the significant variability of, and difficulty in, making accurate forecasts and projections with regards to, the various expenses excluded by these metrics. For example, future hiring and employee turnover may not be reasonably predictable, stock-based compensation expense depends on variables that are largely not within the control of nor predictable by management, such as the market price of 8x8 common stock, and may also be significantly impacted by events like acquisitions, the timing and nature of which are difficult to predict with accuracy. The actual amounts of these excluded items could have a significant impact on the Company's GAAP operating margin and GAAP net income per share, basic and diluted. Accordingly, management believes that reconciliations of these forward-looking non-GAAP financial measures to their corresponding GAAP measures are not available without unreasonable effort. See the "Explanation of GAAP to Non-GAAP Reconciliation" below for the definition of non-GAAP operating margin and non-GAAP net income per share, basic and diluted.
All projections are on a non-GAAP basis. Additionally, our increased emphasis on profitability and cash flow generation may not be successful. The reduction in our total costs as a percentage of revenue may negatively impact our revenue and our business in ways we don't anticipate and may not achieve the desired outcome.
Conference Call Information:
Management will host a conference call to discuss earnings results on May 19, 2025 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call is expected to last approximately 60 minutes. Participants may:
•Register to participate in the live call at https://register-conf.media-server.com/register/BI1a56a5ddbb0046ad8d54a2a0d5f6db85.
•Access the live webcast and replay from the Company’s investor relations events and presentations page at https://www.investors.8x8.com/news-events/events-presentations.
Participants should plan to dial in or log on 10 minutes prior to the start time. The webcast will be archived on 8x8's website for a period of at least 30 days. For additional information, visit https://www.investors.8x8.com/.
About 8x8 Inc.
8x8, Inc. (NASDAQ: EGHT) connects people and organizations through seamless communication on the industry's most integrated platform for Customer Experience – combining Contact Center, Unified Communication, and Communication APIs. The 8x8® Platform for CX integrates AI at every level to enable personalized customer journeys, drive operational excellence and insights, and facilitate team collaboration. 8x8 helps customer experience and IT leaders become the heartbeat of their organizations, empowering them to unlock the potential of every interaction. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, X, and Facebook.

Copyright 8x8, Inc. 8x8® is a trademark of 8x8, Inc. All rights reserved.
Forward Looking Statements:
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to: the size of our market opportunity; the potential success and impact of our investments in artificial intelligence technologies; our strategic transformation initiatives; our ability to drive increased platform and multi-product adoption; our ability to increase profitability and cash flow and fund investment in innovation; whether our unified communication and contact center traffic will increase; whether we can increase customer retention; our future revenue and growth (including platform usage revenue); whether we can sustain an increasing pace of innovation; the success of our go-to-market engine; our ability to improve general and administrative synergies; our ability to enhance shareholder value; and our financial outlook, revenue growth, and profitability, including whether we will achieve sustainable growth and profitability.
You should not place undue reliance on such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors, including, but not limited to: a reduction in our total costs as a percentage of revenue may negatively impact our revenues and our business; customer adoption and demand for our products may be lower than we anticipate; the impact of economic downturns on us and our customers; ongoing volatility and conflict in the political environment; inflationary pressures and rising interest rates; competitive dynamics of the cloud communication and collaboration markets, including voice, contact center, video, messaging, and communication application programming interfaces, as well as our competitors' use of AI, in which we compete, may change in ways we are not anticipating; third parties may assert ownership rights in our IP, which may limit or prevent our continued use of the core technologies behind our solutions; our customer churn rate may be higher than we anticipate; the impact of U.S. trade restrictions, tariffs and international trade policies could adversely affect our costs and operations; and our investments in marketing, channel and value-added resellers, new products, and our acquisition of Fuze, Inc. may not result in meeting our revenue or operating margin targets we forecast in our guidance, for a particular quarter or for the full fiscal year. Our increased emphasis on profitability and cash flow generation may not be successful. The reduction in our total costs as a percentage of revenue may negatively impact our revenue and our business in ways we do not anticipate and may not achieve the desired outcome.
For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
Explanation of GAAP to Non-GAAP Reconciliation
The Company has provided in this release financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these Non-GAAP financial measures internally to understand, manage, and evaluate the business, and to make operating decisions. Management believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. Management also believes that some of 8x8’s investors use these Non-GAAP financial measures as an additional tool in evaluating 8x8's "core operating performance" in the ordinary, ongoing, and customary course of the Company's operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at the Company’s core operating performance provides consistency in period-to-period comparisons and trends.

These Non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits the usefulness of these measures for comparative purposes. Management recognizes that these Non-GAAP financial measures have limitations as analytical tools, including the fact that management must exercise judgment in determining which types of items to exclude from the Non-GAAP financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measures in the table titled "Reconciliation of GAAP to Non-GAAP Financial Measures". Detailed explanations of the adjustments from comparable GAAP to Non-GAAP financial measures are as follows:
Non-GAAP Costs of Revenue, Costs of Service Revenue and Costs of Other Revenue
Non-GAAP Costs of Revenue includes: (i) Non-GAAP Cost of Service Revenue, which is Cost of Service Revenue excluding amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, and certain severance, transition and contract exit costs; and (ii) Non-GAAP Cost of Other Revenue, which is Cost of Other Revenue excluding stock-based compensation expense and related employer payroll taxes, and certain severance, transition and contract exit costs.
Non-GAAP Service Revenue Gross Margin, Other Revenue Gross Margin, and Total Revenue Gross Margin
Non-GAAP Service Revenue Gross Profit and Margin as a percentage of Service Revenue and Non-GAAP Other Revenue Gross Profit and Margin as a percentage of Other Revenue are computed as Service Revenue less Non-GAAP Cost of Service Revenue divided by Service Revenue and Other Revenue less Non-GAAP Cost of Other Revenue divided by Other Revenue, respectively. Non-GAAP Total Revenue Gross Profit and Margin as a percentage of Total Revenue is computed as Total Revenue less Non-GAAP Cost of Service Revenue and Non-GAAP Cost of Other Revenue divided by Total Revenue. Management believes the Company’s investors benefit from understanding these adjustments and from an alternative view of the Company’s Cost of Service Revenue and Cost of Other Revenue, as well as the Company's Service, Other and Total Revenue Gross Margin performance compared to prior periods and trends.
Non-GAAP Operating Profit and Non-GAAP Operating Margin
Non-GAAP Operating Profit excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, acquisition and integration expenses, certain legal and regulatory costs, certain severance, transition and contract exit costs, and impairment of long-lived assets from Operating Profit (Loss). Non-GAAP Operating Margin is Non-GAAP Operating Profit divided by Revenue. Management believes that these exclusions provide investors with a supplemental view of the Company’s ongoing operating performance.
Non-GAAP Net Income and Adjusted EBITDA
Non-GAAP Net Income excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, acquisition and integration expenses, certain legal and regulatory costs, certain severance, transition and contract exit costs, impairment of long-lived assets, amortization of debt discount and issuance cost, loss on debt extinguishment, gain on remeasurement of warrants, and other income. Adjusted EBITDA excludes interest expense, provision (benefit) for income taxes, depreciation, amortization of capitalized internal-use software costs, and other income (expense), net from non-GAAP net income. Management believes the Company’s investors benefit from understanding these adjustments and an alternative view of our net income performance as compared to prior periods and trends.

Non-GAAP Net Income Per Share – Basic and Non-GAAP Net Income Per Share - Diluted
Non-GAAP Net Income Per Share – Basic is Non-GAAP Net Income divided by the weighted-average basic shares outstanding. Non-GAAP Net Income Per Share – Diluted is Non-GAAP Net Income divided by the weighted-average diluted shares outstanding. Diluted shares outstanding include the effect of potentially dilutive securities from stock-based benefit plans and convertible senior notes. These potentially dilutive securities are excluded from the computation of net loss per share attributable to common stockholders on a GAAP basis because the effect would have been anti-dilutive. They are added for the computation of diluted net income per share on a non-GAAP basis in periods when 8x8 has net profit on a non-GAAP basis as their inclusion provides a better indication of 8x8’s underlying business performance. Management believes the Company’s investors benefit by understanding our Non-GAAP net income performance as reflected in a per share calculation as ways of measuring performance by ownership in the Company. Management believes these adjustments offer investors a useful view of the Company’s diluted net income per share as compared to prior periods and trends.
Management evaluates and makes decisions about its business operations based on Non-GAAP financial information by excluding items management does not consider to be “core costs” or “core proceeds.” Management believes some of its investors also evaluate our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Management excludes the amortization of acquired intangible assets, which primarily represents a non-cash expense of technology and/or customer relationships already developed, to provide a supplemental way for investors to compare the Company’s operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. Stock-based compensation expense has been excluded because it is a non-cash expense and relies on valuations based on future conditions and events, such as the market price of 8x8 common stock, that are difficult to predict and/or largely not within the control of management. The related employer payroll taxes for stock-based compensation are excluded since they are incurred only due to the associated stock-based compensation expense. Acquisition and integration expenses consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal and other professional services, due diligence, integration, and other closing costs, which are costs that vary significantly in amount and timing. Legal and regulatory costs include litigation and other professional services, as well as certain tax and regulatory liabilities. Severance, transition and contract exit costs include employee termination benefits, executive severance agreements, and cancellation of certain contracts and lease impairments. Debt amortization expenses relate to the non-cash accretion of the debt discount.
8x8, Inc.
Media:
PR@8x8.com
Investor Relations:
Investor.relations@8x8.com

8x8, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three Months Ended March 31,		Years Ended March 31,
	2025	2024	2025	2024
Service revenue	$171,588	$172,490	$692,923	$700,579
Other revenue	5,455	6,923	22,147	28,126
Total revenue	177,043	179,413	715,070	728,705
Cost of service revenue	49,818	48,557	200,094	192,960
Cost of other revenue	7,173	8,412	29,704	31,945
Total cost of revenue	56,991	56,969	229,798	224,905
Gross profit	120,052	122,444	485,272	503,800
Operating expenses:
Research and development	29,950	33,930	123,211	136,216
Sales and marketing	66,844	67,755	264,461	271,944
General and administrative	22,839	34,978	82,407	112,209
Impairment of long-lived assets	—	—	—	11,034
Total operating expenses	119,633	136,663	470,079	531,403
Income (loss) from operations	419	(14,219)	15,193	(27,603)
Interest expense	(5,153)	(9,650)	(28,856)	(39,824)
Other income (expense), net	(200)	2,344	(10,400)	3,477
Loss before provision for income taxes	(4,934)	(21,525)	(24,063)	(63,950)
Provision for income taxes	467	2,066	3,149	3,642
Net loss	$(5,401)	$(23,591)	$(27,212)	$(67,592)
Net loss per share:
Basic and diluted	$(0.04)	$(0.19)	$(0.21)	$(0.56)
Weighted average number of shares:
Basic and diluted	132,877	124,324	129,767	121,106
Comprehensive loss
Net loss	$(5,401)	$(23,591)	$(27,212)	$(67,592)
Unrealized gain (loss) on investments in securities	—	(1)	(5)	280
Foreign currency translation adjustment	3,759	(2,014)	2,447	1,094
Comprehensive loss	$(1,642)	$(25,606)	$(24,770)	$(66,218)

8x8, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2025	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$88,050	$116,262
Restricted cash	462	356
Short-term investments	—	1,048
Accounts receivable, net	49,680	58,979
Deferred contract acquisition costs	30,935	35,933
Other current assets	34,739	35,258
Total current assets	203,866	247,836
Property and equipment, net	47,919	53,181
Operating lease, right-of-use assets	33,508	35,924
Intangible assets, net	67,949	86,717
Goodwill	271,530	266,574
Restricted cash, non-current	812	105
Deferred contract acquisition costs, non-current	44,239	52,859
Other assets, non-current	13,354	12,783
Total assets	$683,177	$755,979

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,773	$48,862
Accrued and other liabilities	63,025	78,102
Operating lease liabilities	11,102	11,295
Deferred revenue	37,751	34,325
Term loan, current	11,593	—
Total current liabilities	169,244	172,584
Operating lease liabilities, non-current	49,196	56,647
Deferred revenue, non-current	706	7,810
Convertible senior notes, non-current	198,790	197,796
Term loan	139,581	211,894
Other liabilities, non-current	3,456	7,290
Total liabilities	560,973	654,021
Stockholders' equity:
Preferred stock: $0.001 par value, 5,000 shares authorized, none issued and outstanding as of March 31, 2025 and 2024	—	—
Common stock: $0.001 par value, 300,000 shares authorized, 134,355 shares and 125,194 shares issued and outstanding at March 31, 2025 and 2024, respectively	134	125
Additional paid-in capital	1,018,902	973,895
Accumulated other comprehensive loss	(9,111)	(11,553)
Accumulated deficit	(887,721)	(860,509)
Total stockholders' equity	122,204	101,958
Total liabilities and stockholders' equity	$683,177	$755,979

8x8, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(27,212)	$(67,592)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,387	8,301
Amortization of intangible assets	19,104	20,395
Amortization of capitalized internal-use software costs	12,729	18,486
Amortization of debt discount and issuance costs	2,466	4,472
Amortization of deferred contract acquisition costs	37,977	40,181
Allowance for credit losses	1,843	2,236
Operating lease expense, net of accretion	11,631	10,934
Impairment of right-of-use assets	—	11,034
Stock-based compensation expense	39,940	61,910
Loss on debt extinguishment	12,325	1,766
Gain on remeasurement of warrants	(2,225)	(2,176)
Loss on disposal of assets	—	179
Other	(346)	680
Changes in assets and liabilities:
Accounts receivable, net	7,845	753
Deferred contract acquisition costs	(23,988)	(22,879)
Other current and non-current assets	(7,617)	(2,348)
Accounts payable and accrued liabilities	(24,810)	(4,182)
Deferred revenue	(3,495)	(3,165)
Net cash provided by operating activities	63,554	78,985

Cash flows from investing activities:
Purchases of property and equipment	(2,401)	(2,650)
Capitalized internal-use software costs	(11,066)	(14,289)
Purchases of investments	—	(6,174)
Purchase of cost investment	(771)	—
Maturities of investments	1,048	31,659
Business combination, net of cash acquired	(3,234)	—
Net cash provided by (used in) investing activities	(16,424)	8,546

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock plans	3,692	4,884
Payments for debt issuance costs	(1,517)	—
Repayment of principal on term loan	(273,000)	(25,000)
Proceeds from term loan	200,000	—
Repayment and exchange of convertible notes	—	(63,295)
Other financing activities	(4,281)	—
Net cash used in financing activities	(75,106)	(83,411)
Effect of exchange rate changes on cash	577	(126)
Net increase (decrease) in cash, cash equivalents and restricted cash	(27,399)	3,994
Cash, cash equivalents and restricted cash, beginning of year	116,723	112,729
Cash, cash equivalents and restricted cash, end of year	$89,324	$116,723

Supplemental disclosures of cash flow information:
Interest paid	$26,297	$35,574
Income taxes paid	$3,767	$5,974
Payables and accruals for property and equipment	$132	$3,868
Issuance of common stock for business combinations	$544	$—

8x8, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended				Years Ended
	March 31, 2025		March 31, 2024		March 31, 2025		March 31, 2024
Cost of Revenue:
GAAP cost of service revenue (as a percentage of service revenue)	$49,818	29.0%	$48,557	28.2%	$200,094	28.9%	$192,960	27.5%
Amortization of acquired intangible assets	(824)		(2,115)		(7,176)		(8,469)
Stock-based compensation expense and related employer payroll taxes	(759)		(1,767)		(4,454)		(7,428)
Legal and regulatory costs	—		—		55		—
Severance, transition and contract exit costs	(81)		(180)		(655)		(912)
Non-GAAP cost of service revenue (as a percentage of service revenue)	$48,154	28.1%	$44,495	25.8%	$187,864	27.1%	$176,151	25.1%
GAAP service revenue margin (as a percentage of service revenue)	$121,770	71.0%	$123,933	71.8%	$492,829	71.1%	$507,619	72.5%
Non-GAAP service revenue margin (as a percentage of service revenue)	$123,434	71.9%	$127,995	74.2%	$505,059	72.9%	$524,428	74.9%

GAAP cost of other revenue (as a percentage of other revenue)	$7,173	131.5%	$8,412	121.5%	$29,704	134.1%	$31,945	113.6%
Stock-based compensation expense and related employer payroll taxes	(218)		(442)		(1,213)		(2,020)
Legal and regulatory costs	—		—		62		—
Severance, transition and contract exit costs	(195)		(31)		(581)		(155)
Non-GAAP cost of other revenue (as a percentage of other revenue)	$6,760	123.9%	$7,939	114.7%	$27,972	126.3%	$29,770	105.8%
GAAP other revenue margin (as a percentage of other revenue)	$(1,718)	(31.5)%	$(1,489)	(21.5)%	$(7,557)	(34.1)%	$(3,819)	(13.6)%
Non-GAAP other revenue margin (as a percentage of other revenue)	$(1,305)	(23.9)%	$(1,016)	(14.7)%	$(5,825)	(26.3)%	$(1,644)	(5.8)%

GAAP gross margin (as a percentage of total revenue)	$120,052	67.8%	$122,444	68.2%	$485,272	67.9%	$503,800	69.1%
Non-GAAP gross margin (as a percentage of total revenue)	$122,129	69.0%	$126,979	70.8%	$499,234	69.8%	$522,784	71.7%

Operating Profit (Loss):
GAAP income (loss) from operations (as a percentage of total revenue)	$419	0.2%	$(14,219)	(7.9)%	$15,193	2.1%	$(27,603)	(3.8)%
Amortization of acquired intangible assets	3,808		5,095		19,104		20,395
Stock-based compensation expense and related employer payroll taxes	8,615		15,865		41,822		65,857
Acquisition and integration costs	541		145		1,101		897
Legal and regulatory costs(1)	102		10,072		(9,365)		15,517
Severance, transition and contract exit costs	4,226		3,318		10,592		8,629
Impairment of long-lived assets	—		—		—		11,034
Non-GAAP operating profit (as a percentage of total revenue)	$17,711	10.0%	$20,276	11.3%	$78,447	11.0%	$94,726	13.0%

	Three Months Ended				Years Ended
	March 31, 2025		March 31, 2024		March 31, 2025		March 31, 2024
Net Income (Loss):
GAAP net loss (as a percentage of total revenue)	$(5,401)	(3.1)%	$(23,591)	(13.1)%	$(27,212)	(3.8)%	$(67,592)	(9.3)%
Amortization of acquired intangible assets	3,808		5,095		19,104		20,395
Stock-based compensation expense and related employer payroll taxes	8,615		15,865		41,822		65,857
Acquisition and integration costs	541		145		1,101		897
Legal and regulatory costs	102		9,522		(9,365)		14,967
Severance, transition and contract exit costs	4,226		3,318		10,592		8,629
Impairment of long-lived assets(2)	—		—		—		11,034
Amortization of debt discount and issuance cost	321		1,075		2,466		4,472
(Gain) loss on debt extinguishment	113		—		12,325		1,766
(Gain) loss on warrants remeasurement	(1,028)		(942)		(2,225)		(2,176)
Loss on sale of assets	—		179		—		179
Other income	—		(110)		(348)		(464)
Income tax expense effects, net (3)	—		—		—		—
Non-GAAP net income (as a percentage of total revenue)	$11,297	6.4%	$10,556	5.9%	$48,260	6.7%	$57,964	8.0%
Interest expense	4,832		8,575		26,390		35,352
Provision for income taxes	467		2,066		3,149		3,642
Depreciation	1,765		2,168		7,387		8,301
Amortization of capitalized internal-use software costs	2,748		4,067		12,729		18,486
Other expense (income), net	1,115		(1,471)		648		(2,782)
Adjusted EBITDA (as a percentage of total revenue)	$22,224	12.6%	$25,961	14.5%	$98,563	13.8%	$120,963	16.6%

Shares used in computing net income (loss) per share amounts:
Basic	132,877		124,324		129,767		121,106
Diluted	138,678		125,962		133,654		122,560
GAAP net loss per share - Basic and Diluted	$(0.04)		$(0.19)		$(0.21)		$(0.56)
Non-GAAP net income per share - Basic	$0.09		$0.08		$0.37		$0.48
Non-GAAP net income per share - Diluted	$0.08		$0.08		$0.36		$0.47
(1) During the three months ended March 31, 2024, the Company recorded a charge of $10 million for Fuze indirect tax liabilities, primarily telecom taxes.
(2) During the year ended March 31, 2024, amounts include impairment charges related to partially ceasing use of the Company's Headquarters and an international office space.
(3) Non-GAAP adjustments do not have a material impact on our federal income tax provision due to past non-GAAP losses.